Exhibit 23.1

Consent of Pender Newkirk & Company, CPAs

Independent Registered Certified Public Accountants

Board of Directors and Shareholders

UTEK Corporation

Plant City, Florida

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the UTEK Corporation Amended and Restated Employee Stock Option Plan and the UTEK Corporation Amended and Restated Non-Qualified Stock Option Plan of our report dated February 18, 2005 with respect to the December 31, 2004 and 2003 consolidated financial statements, including schedules of investments of UTEK Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Pender Newkirk & Company

Pender Newkirk & Company

Certified Public Accountants

Tampa, Florida

February 24, 2005